AMENDMENT NO. 3 TO THE
ALPHARMA INC. 2003 OMNIBUS INCENTIVE COMPENSATION PLAN

The Alpharma Inc. 2003 Omnibus Incentive Compensation Plan (the "Plan") is hereby amended effective as of June 22, 2006, as follows:

1. Section 17.1 of the Plan is hereby deleted in its entirety and replaced with the following:

"The Company, acting through its Board, may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part. Notwithstanding anything herein to the contrary, without the prior approval of the Company''s stockholders, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Option. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

Notwithstanding the foregoing, the Board has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or the regulations thereunder. The Board retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or regulations thereunder."

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_/s/ George P. Rose________________	October 23, 2006
ALPHARMA INC.	DATE